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                         NET WORTH MAINTENANCE AGREEMENT
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This agreement ("Agreement"), made and entered into as of August 30, 1996 (the
"Effective Date"), by and between Metropolitan Life Insurance Company ("MetLife"), a mutual life insurance company domiciled in the State of New York, and New England Life Insurance Company ("NEL"), a stock life insurance company domiciled in the Commonwealth of Massachusetts.

WHEREAS, MetLife indirectly owns 100% of the outstanding common stock of NEL;

WHEREAS, although NEL is a company with operations that are distinct and separate from those of MetLife, its operations (particularly in the high-end individual insurance market and the variable life insurance market) are integral to MetLife's strategic direction;

WHEREAS, MetLife and NEL recognize the importance in a competitive insurance industry of obtaining the highest possible ratings for financial strength; and

WHEREAS, MetLife and NEL desire to take certain actions to enhance and maintain the financial strength of NEL as herein set forth;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1. CAPITAL END SURPLUS. MetLife agrees that it shall cause NEL to have at all
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times during the term of this Agreement the greater of:

(a)  A minimum capital and surplus of $10 million; or

(b) The amount of capital and surplus necessary to prevent a Company Act/on Level Event from occurring with respect to NEL under the risk-based capital ("RBC") laws of Massachusetts (or, if none in Massachusetts, the NAIC model RBC law).

2. LIQUIDITY. If during the term of this Agreement NEL and MetLife conclude that
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NEL does not have the liquidity necessary to enable it to meet its current obligations on a timely basis, MetLife shall (in a mutually satisfactory manner) provide to NEL the liquidity needed to enable NEL to meet its obligations on a timely basis; provided, however, that such liquidity shall be provided in accordance with, and only to the extent permitted by, applicable law.

3. WAIVERS. MetLife hereby waives any failure or delay on the part of NEL (but
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not of any other person or entity) in asserting or enforcing any of its rights or in making any claims or demands hereunder.

4. TERMINATION. MetLife shall have the absolute right to terminate this
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Agreement upon thirty (30) days' written notice to NEL; provided, however, that
MetLife agrees not to terminate this Agreement unless any of the following events occur:

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(i)  NEL attains a financial strength rating from Moody's Investors Service,
     Inc. ("Moody's), without giving weight to the support of this Agreement, that is the same as or better than its Moody's rating with such support;

(ii) MetLife sells NEL; or

(iii) NEL's entire book of business is transferred to an entity with at least MetLife's then current Moody's rating or NEL's then current Moody's rating as supported by this Agreement, whichever is lower;

5. RESTRICTION ON SALE OF INTEREST IN NEL. MetLife agrees not to sell or
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otherwise transfer NEL or a majority interest in NEL unless the acquiring entity has at least MetLife's then current Moody's rating or NEL's then current Moody's rating as supported by this Agreement, whichever is lower.

6. RIGHT TO ENFORCE. Any creditor of NEL (including, but not limited to, its
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employees, policyholders and trade creditors) shall have the right to enforce the provisions of this Agreement through the Insurance Commissioner of Massachusetts or the state insurance regulator of such creditor's state of residence in the event that NEL fails or refuses to take timely action to enforce its rights under Paragraphs 1 and 2 of this Agreement or if NEL defaults on any claim or other payment owed to such creditor when due, and such insurance regulator may at the request of such creditor, made in accordance with and subject to the conditions of this Agreement, proceed directly against MetLife to enforce NEL's rights under Paragraphs 1 and 2 of this Agreement; provided, however, that no creditor of NEL may take any action authorized under this Paragraph unless and until (a) such creditor has given MetLife written notice that NEL has failed to enforce its rights under this Agreement or has defaulted in any claim or other payment owed to such creditor, which notice shall specify in reasonable detail the nature of and basis for the creditor's complaint and
(b) MetLife has failed to comply with this Agreement within sixty (60) days after such notice is given.

7. FEE. (a) NEL shall pay MetLife a fee for the undertakings of MetLife under
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this Agreement. The initial fee shall be Fifty Thousand Dollars ($50,000) and shall cover the period from the Effective Date through December 31, 1997. For each calendar year thereafter (or portion thereof) during which this Agreement remains in effect, the fee shall be paid annually and shall be equal to the product of (i) ten(10) basis points multiplied by (ii) the mean of NEL's general account policy reserves net of policy loans for the calendar year immediately preceding the year for which the fee is due and payable, except as modified in accordance with subparagraph (b) of this Paragraph. The initial fee is due and payable within 15 days after this Agreement is executed by the parties hereto. The annual fee for each calendar year starting with calendar year 1998 shall be due and payable not later than March 1 of such calendar year; provided, however, that in the event this Agreement is terminated by MetLife in any calendar year after MetLife has received the fee for such calendar year, MetLife shall refund the portion of the annual fee which is allocable (based on the number of days in such calendar year) to the portion of such calendar year following such termination.

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(b) At the request of either party hereto not later than January 15 of any calendar year starting with calendar year 1998, the formula for calculating the fee shall be reviewed by the parties hereto in light of the past and anticipated year-to-year changes in NEL's general account policy reserves net of policy loans, the financial risks inherent in the operations of NEL, and such other factors as the parties deem relevant, and shall be subject to change not later than February 15 of such calendar by mutual consent of the parties hereto.

8. NOT A GUARANTEE. This Agreement is not, and nothing herein contained and
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nothing done pursuant hereto by MetLife shall constitue be construed or deemed to constitute, an evidence of indebtedness or an obligation or liability of MetLife as guarantor, endorser, surety or otherwise in respect of any obligation, indebtedness or liability, of any kind or character whatsoever, of NEL, and this Agreement does not provide, and is not intended to be construed of deemed to provide, any creditor of NEL with recourse to or against any of the assets of MetLife.

9. APPLICABLE LAW AND FORUM. This Agreement shall be governed by and construed
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in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws.

10. ASSIGNMENT. No party hereto shall assign this Agreement or any rights or
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obligations hereunder, and no other person or entity entitled to take any action under this Agreement shall assign the right to take such action, without the prior written consent of the parties hereto (other than the party proposing to make such assignment), and any such attempted assignment without such prior written consent shall be void and of no force or effect

11. COMMUNICATIONS. All notices, requests, demands and other communications
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under this Agreement (whether from MetLife, NEL, or any other person or entity)
shall be in writing and shall be deemed to have been duly given: (a) on the date of service if served personally on the party to which such notice is to be given; (b) on the date of transmission if sent via facsimile transmission to the telefax number given below, and telephonic confirmation of transmission is obtained promptly after completion of transmission; (c) on the day after delivery to Federal Express or similar overnight carrier or the Express Mail Service maintained by the United States Postal Service; or (d) on the fifth day after mailing, if mailed to the party to which such notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

     If to MetLife, to:

          Arthur G. Typermass
          Senior Vice-President and Treasurer
          Metropolitan life Insurance Company
          One Madison Avenue
          New York, New York 10010
          Telefax No. (212) 578-0266

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          Copy to:   Gary A. Beller, Esq.
                     Executive Vice-President and General Counsel
                     Telefax No. (212) 679-4523

     If to NEL, to:

          Robert E. Schneider
          Executive Vice-President
          New England life Insurance Company
          501 Boylston Street
          Boston, Massachusetts 02116
          Telefax No. (617) 578-5505

          Copy to:   H. James Wilson, Esq.
                     Executive Vice-President and General Counsel
                     Telefax No. (617) 578-5603

Any party hereto may change its address or telefax number for the purpose of this Paragraph by giving the other party notice of its new address in the manner set forth above.

12. PUBLICITY. No party hereto may, directly or indirectly, disclose this
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Agreement or the terms hereof, other than to any regulatory agency or rating agency, except with the permission of the other party hereto and then only as permitted by law.

13. SEVERABILITY. If any provision of this Agreement shall be declared null,
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void or unenforceable in whole or in part by any court, arbitrator or governmental agency, said provision shall survive to the extent it is not so declared and all the other provisions of this Agreement shall remain in full force and effect unless, in each case, such declaration shall serve to deprive any of the parties hereto of the fundamental benefits or rights of this Agreement.

14. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between
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the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year above written.

METROPOLITAN LIFE INSURANCE COMPANY     NEW ENGLAND LIFE INSURANCE COMPANY


By: /s/ Arthur G. Typermass             By: /s/ H. James Wilson
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    Arthur G. Typermass                     H. James Wilson, Esq.
    Senior Vice-President and               Executive Vice-President and
       Treasurer                               General Counsel

    November 19, 1996                       November 20, 1996